10F-3 Report

                 Smith Barney Managed Municipals Portfolio 1 Inc.

                06/01/04           through               05/31/05


 ID Issuer Name                                    Trade Date Selling Dealer
 Total Amount Purchase Price % Received by Fund % of Issue (1)

 ............................................................................


414 NYC Muni. Water Fin. Autho. 2005 Series D       4/20/2005 UBS
26,600,000.00  103.36        4.757%             8.283%

561 City Of San Jose, CA - Airport Rev. (mat=3/1/28)6/14/2004 Merrill Lynch
3,000,000.00  96.889        2.727%             2.727%

563 Fairfax County Water Autho.(mat=4/1/26)         6/17/2004 Morgan Stanley
1,500,000.00  99.076        1.491%             2.486%

566 New Jersey Econ-Dev Authority Cigarette Tax Rev 10/7/2004 Bear Stearns
1,000,000.00  97.99         0.068%             0.409%

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.


Other Participant Accounts        Issue Amount     Total Received All Funds


414 -Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:
19,720,000.00                    559,205,000.00          46,320,000.00

561 -Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:
    0.00                         110,000,000.00            3,000,000.00

563 -Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:
1,000,000.00                     100,580,000.00            2,500,000.00

566 -Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:
5,000,000.00                   1,468,395,000.00            6,000,000.00